Exhibit 10.32

February 23, 2005

Smart Online, Inc
2530 Meridian Parkway
Durham, North Carolina 27713
Attention: Michael Nouri

Re: Investment Banking Services

Dear Michael:

This letter agreement (this "Agreement") will confirm our understanding relating to the engagement of Berkley Financial Services (BFS) Ltd. ("we", or "us") as a financial advisor to Smart Online. Inc. (the "Company" or "you"). Capitalized terms used in this Agreement have the meanings set forth at Section 11. In consideration of the following mutual covenants, and intending to be legally bound. Berkley Financial Services (BFS) Ltd. and the Company agree as follows:

1. Appointment. (a) The Company appoints Berkley Financial Services (BFS) Ltd. its non-exclusive agent to represent the Company in connection with the negotiation and closing of one or more Transactions with investors outside the United States.

(b) In the performance of our services under this Agreement, both Berkley Financial Services (BFS) Ltd. and our employees and representatives will be independent contractors. This Agreement does not give Berkley Financial Services (BFS) Ltd. or any of our employees or representatives any authority to bind the Company to any contractual arrangement. You will retain the sole discretion regarding any decision to proceed with any Transaction.

2. Services. (a) We will perform those financial advisory services that we deem necessary or appropriate for the closing of the Transaction, including (if analyzing historical and proforma financial information pertaining to your business and operations; (ii) assisting in performing due diligence relating to the Transaction (although you are responsible for completing any due diligence to your satisfaction); (iii) reviewing and commenting on financial projections prepared by you; (iv) preparation or review of presentation and placement documents; (v) review of documents required for the structuring. negotiation, and documentation of the Transaction; (vi) using our best efforts to identify and contact potential investors for the Transaction; (vii) using our best efforts to identify and contact potential acquirers of, investors in. or strategic partners or acquisition candidates for, the Company; (viii) advising and assisting you in the negotiation and structuring of a Transaction; and (ix) assisting in closing a Transaction, except that we will not perform any services that would require us or our employees to be licensed or registered as a broker-dealer or investment advisor.

(b) None of our services will be deemed to constitute legal representation, auditing, or tax services, and you agree that the Company will consult appropriately licensed attorneys or certified public accountants, respectively, on all material legal, auditing, and tax matters involving the Company.

(c) Our services will be performed by our employees or by other persons engaged and paid by us. We reserve the right to determine and change the personnel assigned to this engagement at any time, with the Company's consent; such consent not to be unreasonably withheld.

(d) Our services will generally be performed at our offices, although we expect to meet with your officers, directors, employees, auditors, and legal counsel at their respective offices and to provide other services at your offices or other locations from time to time.

3. Company Obligations. (a) For us to assist you with any Transaction and to render financial advisory services, you will promptly provide us with information that we request, allow us access to the Company's officers, directors, employees, auditors, legal counsel, and other consultants and advisors, and take any other commercially reasonable actions that we request.

(b) In preparing or reviewing any documentation to be delivered to any third party in connection with any Transaction, the Company is responsible for ensuring that any disclosures are true, correct, and complete in all material respects, and we assume no responsibility for the completeness or accuracy of any information prepared or reviewed by you.

4. Advisory Fees. (a) You will pay us a contingent fee in connection with each Transaction in an amount in cash from Three Percent (3%) to Ten Percent (10%) of the Aggregate Proceeds from the Transaction with any person or entity from the Approved Investor List. The amount payable for each Transaction will be agreed by you and us at the time of the Transaction. In calculating the fee under this Section, any Aggregate Proceeds in a form other than cash will be valued at their fair marker value.

(b) The Transaction Fee will apply to any Transaction occurring prior to termination of this Agreement.

5. Confidentiality. We will maintain the confidentiality of your Confidential Information during the term of this Agreement and for a period of one year thereafter. We may disclose Confidential Information to our employees and representatives as necessary to provide thee services, provided that they have agreed to protect your Confidential Information in accordance with this Agreement.

February 23, 2005

6. Liability, Indemnification, and Contribution. (a) No Indemnitee will be liable to you for any Liability for any acts or omissions that are taken or omitted in connection with the performance of this Agreement, except as provided below.

(b) You must indemnify each Indemnitee from and against all Liabilities arising out of or relating to our services. You will also indemnify each Indemnitee for all costs and expenses (including fees of counsel selected by the Indemnitee) incurred in defending any claim for which the Indemnitee is entitled to indemnification. You must advance all costs to the Indemnitee on demand so long as the Indemnitee has agreed to reimburse you if a court finally determines that the Indemnitee was not entitled to indemnification.

(c) If it is determined for any reason that our rights to indemnification under Section 6(b) are not available for any reason, then we and the Company will have rights of contribution with respect to any such Liability such that (i) we will be liable for a proportion determined by dividing our compensation under this Agreement by the Aggregate Proceeds upon which such compensation is calculated, and (ii) the Company and its Affiliates will be liable for the remainder.

(d) The provisions of Sections 6(a), 6(b), and 6(c) will not apply if, but only to the extent that, the Indemnitee did not act in good faith and (i) the Indemnitee received a financial benefit to which he was not entitled or (ii) with intent to cause harm to the Company or your business. If Section 6(a), 6(b) and 6(c) do not apply by reason of this Section 6(d), then we will indemnify the Company.

7. Term. (a) Either party may terminate this Agreement upon thirty (30) days prior written notice to the other upon if the other party defaults with respect to any obligation under this Agreement; provided that this Agreement will not terminate if the default is cured within that 30-day period.

(b) You may terminate this Agreement without cause at any time upon ten (10) days prior written notice to us.

(c) We may terminate this Agreement without cause at any time upon ten (10) days prior written notice to you.

(d) The termination of this Agreement will not affect your obligation to pay us any amount due under this Agreement or our respective rights and obligations under Section 5 and Section 6.

8. Certain Definitions. When capitalized in this Agreement, the following terms shall have the meanings set forth in this Section. The singular includes the plural and the masculine includes the feminine and the neuter, and vice versa, as the context requires. Unless expressly provided in this Agreement, all references to any contract or agreement shall mean the contract or agreement as amended from time to time, and all references to any statute shall mean the statute as amended from time to time, together with any regulations or judicial and administrative decisions implementing or interpreting that statute.

"Affiliate" means, with respect to any person or entity, any other person or entity that controls, is controlled by, or is under common control with that person or entity, all as determined under the Securities Laws.

"Aggregate Proceeds" means the aggregate amount of cash paid to the Company in connection with the Transaction for sales of securities of the Company.

"Confidential information" means information concerning the Company and your business that is (i) disclosed in a writing marked "confidential" or (ii) disclosed orally and identified as "confidential" in writing prior to or within ten (10) days following disclosure. Confidential Information does not include information (i) that is or becomes publicly available or generally known to persons in your industry without breach of our obligations under this section, (ii) in our possession as of the date of this Agreement, unless notified that such information is "confidential", (iii) received by us after the term of this Agreement, unless notified that such information is "confidential",(iv) received from persons having no obligation of confidentiality to you, or (v) that we independently develop without reference to any Confidential Information.

"Transaction" means any transaction or series of related transactions between the Company and parties on the Approved Investor List involving the issuance and sale by the Company of any class or series of its equity securities or any securities convertible into or exchangeable for its equity securities.

"Approved Investor List" means a written list of potential investors that have been pre-approved by the Company to be contacted directly by us on the Company's behalf.

"Indemnitee" means each of Berkley Financial Services (BFS) Ltd. any officer. director, employee, agent, counsel, or representative of either of the foregoing, and any person performing services to or on behalf of the Company under this Agreement.

"Liability" means any liability, loss, claim, action, cause of action, settlement, or other cost or expense.

"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1933, and any Federal or state statute governing the issuance and sale of securities.

"Underwriter" means any broker or dealer licensed to effect transactions in securities under Securities Laws.

9 Entire Agreement; Amendment. This Agreement represents the entire agreement and understanding between us concerning our services and supersede ail prior and contemporaneous agreements, understandings. representations and warranties. This Agreement may not be amended, changed or modified except by a written installment executed by or on behalf of both you and us.

10. Assignment. Neither patty may assign this Agreement to any other party without the other patty's prior written consent, except that you may assign this Agreement to any party that acquires substantially all of the assets and the goodwill of the Company.

February 23, 2005 Page 3

11. Binding Effect; No Third Party Beneficiaries. This Agreement is binding upon and inure to the benefit of the parties and our respective successors, transferees: and assigns. No person other than the parties to this Agreement has any legal or equitable right, remedy or claim under this Agreement.

12. Waivers and Consents. No waiver of any breach of any of the terms of this Agreement, nor any consent required or permitted to be given hereunder, will be effective unless in writing and executed by or on behalf of the party or parties against whom the waiver or consent is to be enforced. No waiver of any breach nor consent to any transaction will be deemed a waiver of or consent to any other or subsequent breach or transaction.

13. Notices. Any notice required or permitted under this Agreement must be in writing and will be deemed given if (i) personally delivered. (ii) sent by facsimile transmission to the party for whom such notice is intended at the fan number set forth below, or (iii) sent by registered or certified US. Mail, or by nationally recognized delivery service, postage prepaid, to the party for whom such notice is intended at the address set forth below. Either party may change the address or fax number by giving notice of to the other party in the manner provided in this Section.

14. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made by residents of that state and wholly performed in that state.

15. Arbitration. Any dispute or claim under this Agreement or otherwise relating to our services must be resolved by arbitration in Orange County, North Carolina under the rules of the American Arbitration Association then in effect. A judgment on any arbitration may be entered in any court in North Carolina or any other state or country having appropriate jurisdiction.

16. Construction and Interpretation. (a) Each party has had the opportunity to consult with legal counsel regarding the provisions of this Agreement. Every covenant, term and provision of this Agreement will be construed according to its fair meaning and not strictly for or against any party or parties.

(b) When used in this Agreement, the term "including" means "including, but not limited to".

(c) Captions of the several sections of this Agreement are for reference purposes only, are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof, and will not control or alter the meaning of this Agreement as set forth in the text.

17. Counterparts. This Agreement may be executed in any number of counterparts and all executed counterparts will constitute one agreement binding on all parties to this Agreement, notwithstanding that all parties have not signed the same counterpart.

Please confirm your agreement by signing below and returning a fully executed counterpart of this Agreement to us. We look forward to working closely with you and to an enthusiastic response from the market.

BERKLEY FINANCIAL SERVICES (BSF) LIMITED BY: /s/ Illegible Title: by means of POA Date: 3/3/05 Registered Office: Post Office Box 1026 The Valley Anguilla British West Indies

Agreed and Accepted
SMART ONLINE, INC.

By  /s/ Michael Nouri
Title:  President and CEO
Date:  3/14/05